Exhibit 4.1

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Second Amendment to Agreement and Plan of Merger (this “Amendment”), is dated as of June 14, 2023, by and among Akerna Corp., a Delaware corporation (“Acquiror”), Akerna Merger Co., a Delaware corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”), and Gryphon Digital Mining, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

A. WHEREAS, Acquiror, Merger Sub and the Company are parties to an Agreement and Plan of Merger, dated as of January 27, 2023 (as amended to date, the “Merger Agreement”);

B. WHEREAS, it has been proposed that Aquiror consummate a private placement of its equity securities with MJ Bridge Co., Inc. to raise up to $500,000 (the “Financing”), the proceeds of which will be used by Acquiror to fund ongoing operating expenses, including, in part, paying certain fees and expenses due to POSaBIT Systems Corporation (“POSaBIT”) in connection with the termination by Acquiror of that certain Securities Purchase Agreement, dated as of January 27, 2023, by and among Acquiror, POSaBIT and the other parties thereto (the “Use of Proceeds”); and

C. WHEREAS, in connection with the Financing, Acquiror, Merger Sub and the Company have agreed to amend certain provisions of the Merger Agreement.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

1. Modifications to Section 1.1.

a.	The following defined term is hereby added to Section 1.1 of the Merger Agreement:

“Closing Acquiror Share Price” means the last reported sale price per share of Acquiror Common Stock on Nasdaq on the second Business Day prior to the Closing Date.

b.	The definition of “Merger Consideration” in Section 1.1 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Merger Consideration” means the greater of (a) a number of shares of Acquiror Common Stock equal to (i) the quotient obtained by dividing (A) the Acquiror Fully Diluted Share Number by (B) 0.075, minus (ii) the Acquiror Fully Diluted Share Number minus (iii) the Adjusted Warrant Share Reserve Number, and (b) a number of shares of Acquiror Common Stock equal to the quotient obtained by dividing (i) $115,625,000 by (ii) the Closing Acquiror Share Price.

2. Modifications to Section 7.3.

a.	Section 7.3 of the Merger Agreement is hereby amended and supplemented by adding the following as clause (q):

“(q) the Registration Statement contemplated by that certain Registration Rights Agreement, dated as of June 12, 2023, by and between Acquiror and MJ Bridge Co., Inc., shall have been declared effective under the Securities Act by the SEC.”

3. Consent to Financing and Use of Proceeds. By executing and delivering this Amendment, the Company hereby consents to the Financing and the Use of Proceeds for all purposes under the Merger Agreement.

4. Amendment and Ratification. Except as specifically amended hereby, all terms, conditions, covenants, representations, and warranties contained in the Merger Agreement shall remain in full force and effect and shall be binding upon the Parties.

5. Entire Agreement; Assignment. The Merger Agreement, as amended hereby and together with the Ancillary Documents and the Confidentiality Agreement, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Amendment may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of Acquiror and the Company. Any attempted assignment of this Amendment not in accordance with the terms of this Section 5 shall be void.

6. Parties in Interest. This Amendment shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Amendment, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Amendment.

7. Governing Law. This Amendment and all disputes or controversies arising out of or relating to this Amendment, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

8. Counterparts; Electronic Signatures. This Amendment may be executed manually or electronically in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above.

AKERNA CORP.

By:	/s/ Jessica Billingsley
	Name:	Jessica Billingsley
	Title:	Chief Executive Officer

AKERNA MERGER CO.

By:	/s/ Jessica Billingsley
	Name:	Jessica Billingsley
	Title:	Chief Executive Officer

GRYPHON DIGITAL MINING, INC.

By:	/s/ Rob Chang
	Name:	Rob Chang
	Title:	Chief Executive Officer

[SIGNATURE PAGE TO SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER]

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